                                                                     EXHIBIT 2.2

                  GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

                                    BETWEEN

                             LSI LOGIC CORPORATION

                                      AND

                        LSI LOGIC STORAGE SYSTEMS, INC.

                               DECEMBER 31, 2003

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
ARTICLE I  CONTRIBUTION AND ASSUMPTION.............................    1
1.1    Contribution of Assets and Assumption of Liabilities........    1
1.2    SSI Assets..................................................    2
1.3    SSI Liabilities.............................................    2
1.4    Methods of Transfer and Assumption..........................    3
1.5    Governmental Approvals and Consents.........................    4
1.6    Nonrecurring Costs and Expenses.............................    5
1.7    Novation of Assumed SSI Liabilities.........................    5
1.8    Shared Contracts and Certain SSI Contracts..................    5
1.9    LSI Logic Contracts.........................................    6

ARTICLE II  MISCELLANEOUS..........................................    6
2.1    Limitation of Liability.....................................    6
2.2    Entire Agreement............................................    6
2.3    Governing Law...............................................    6
2.4    Dispute Resolution..........................................    6
2.5    Notices.....................................................    6
2.6    Counterparts................................................    7
2.7    Binding Effect; Assignment..................................    7
2.8    Severability................................................    7
2.9    Failure or Indulgence Not Waiver; Remedies Cumulative.......    7
2.10   Amendment...................................................    7
2.11   Interpretation..............................................    7
2.12   Conflicting Agreements......................................    8

ARTICLE III  DEFINITIONS...........................................    8
3.1    Action......................................................    8
3.2    Ancillary Agreement.........................................    8
3.3    Assets......................................................    8
3.4    Contracts...................................................    9
3.5    Dispute.....................................................    9
3.6    Distribution................................................    9
3.7    Distribution Date...........................................    9
3.8    Employee Matters Agreement..................................    9
3.9    Excluded Assets.............................................    9
3.10   Excluded Liabilities........................................    9
3.11   Governmental Approvals......................................    9
3.12   Governmental Authority......................................    9
3.13   Indemnification and Insurance Matters Agreement.............    9
3.14   Insurance Policies..........................................    9
3.15   IP..........................................................    9
3.16   Intellectual Property Agreement.............................    9
3.17   LSI Logic Contracts.........................................    9
3.18   LSI Logic Employees.........................................    9

                                                                     PAGE
                                                                     ----
3.19   LSI Logic Employment Liabilities............................   10
3.20   LSI Logic Group.............................................   10
3.21   LSI Logic Storage Business..................................   10
3.22   Liabilities.................................................   10
3.23   Non-US Plan.................................................   10
3.24   Other Financial Liabilities.................................   10
3.25   Person......................................................   10
3.26   Restriction.................................................   10
3.27   Security Interest...........................................   10
3.28   Separation..................................................   10
3.29   Separation Agreement........................................   10
3.30   Separation Date.............................................   10
3.31   Shared Contracts............................................   10
3.32   SSI Assets..................................................   11
3.33   SSI Balance Sheet...........................................   11
3.34   SSI Business................................................   11
3.35   SSI Contingent Gain.........................................   11
3.36   SSI Contingent Liability....................................   11
3.37   SSI Contracts...............................................   12
3.38   SSI Employees...............................................   12
3.39   SSI Employment Liabilities..................................   12
3.40   SSI Group...................................................   12
3.41   SSI Liabilities.............................................   12
3.42   SSI Payables................................................   12
3.43   SSI Receivables.............................................   12
3.44   Subsidiary..................................................   12
3.45   Taxes.......................................................   12
3.46   Tax Sharing Agreement.......................................   13
3.47   Transition Services Agreement...............................   13

                                   SCHEDULES

Schedule 1.2(a)(i)   Specific SSI Assets to be Transferred
Schedule 1.2(b)(i)   Specific Excluded Assets
Schedule 1.3(a)(i)   Specific SSI Liabilities
Schedule 1.3(a)(ix)  Divested Businesses Which Contain Liabilities to be
                     Transferred to SSI
Schedule 1.3(b)(i)   Specific Excluded Liabilities
Schedule 3.17        LSI Logic Contracts
Schedule 3.31        Shared Contracts
Schedule 3.37        SSI Contracts

                  GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

     This General Assignment and Assumption Agreement (this "Agreement") is entered into as of December 31, 2003 between LSI Logic Corporation, a Delaware corporation ("LSI Logic"), and LSI Logic Storage Systems, Inc., a Delaware corporation ("SSI"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in Article III hereof.

                                    RECITALS

     1. LSI Logic and SSI are entering into a Master Separation Agreement dated as of December 31, 2003 (the "Separation Agreement") and other Ancillary Agreements to delineate and clarify their relationship and further separate the businesses conducted by LSI Logic and SSI (the "Separation").

     2. In connection with the Separation, the parties wish to clarify that LSI Logic has no continuing rights and obligations in certain Assets and Liabilities related to the SSI Business, and LSI Logic and SSI desire that LSI Logic contribute to SSI any right, title or interest that it holds in any such Asset and that SSI assume any LSI Logic obligation with respect to any such Liability.

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE I

                          CONTRIBUTION AND ASSUMPTION

     1.1  Contribution of Assets and Assumption of Liabilities.

     (a) Transfer of Assets. To the extent LSI Logic has any right, title or interest in any SSI Asset, effective on the Separation Date, LSI Logic hereby assigns, transfers, conveys and delivers (or shall cause any applicable Subsidiary to assign, transfer, convey and deliver) to SSI or to any applicable SSI Subsidiary, and SSI hereby accepts from LSI Logic, or applicable LSI Logic Subsidiary, and agrees to cause its applicable SSI Subsidiary to accept, all of LSI Logic's and its applicable Subsidiaries' respective right, title and interest, if any, in each SSI Asset, provided, however, that any SSI Assets that are specifically assigned or transferred pursuant to another Ancillary Agreement, including but not limited to any Assets assigned or transferred pursuant to the Intellectual Property Agreement, shall not be assigned or transferred pursuant to this Section 1.1(a). Any transfers of SSI Assets are intended to be treated as capital contributions for federal income tax purposes.

     (b) Assumption of Liabilities. Effective on the Separation Date, to the extent LSI Logic has any responsibility or liability with respect to the SSI Liabilities, SSI hereby assumes and agrees to perform and fulfill (or shall cause any applicable Subsidiary to assume, perform and fulfill) all the SSI Liabilities in accordance with their respective terms. Thereafter, SSI shall be responsible (or shall cause any applicable Subsidiary to be responsible) for, and shall perform and fulfill, all SSI Liabilities, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, on or after the date hereof, regardless of where or against whom such Liabilities are asserted or determined (including any SSI Liabilities arising out of claims made by LSI Logic's or SSI's respective directors, officers, consultants, independent contractors, employees or agents against any member of the LSI Logic Group or the SSI Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any member of the LSI Logic Group or the SSI Group or any of their respective directors, officers, employees or agents.

     (c) Misallocated Assets. Unless otherwise governed by the provisions of the Intellectual Property Agreement, in the event that at any time or from time to time (whether prior to, on or after the Separation Date), any party hereto (or any member of such party's respective Group) shall retain, receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement or any Ancillary Agreement, such party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person retaining, receiving or possessing such Asset shall hold such Asset in trust for any such other Person.

     1.2  SSI Assets.

     (a) Included Assets. For purposes of this Agreement, "SSI Assets" shall mean (without duplication) the following Assets, except as otherwise provided for in any other Ancillary Agreement:

          (i) all Assets that are expressly listed on Schedule 1.2(a)(i);

          (ii) all Assets reflected in the SSI Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the SSI Balance Sheet;

          (iii) all Assets that are used primarily by the SSI Business at the Separation Date that have been written off, expensed or fully depreciated that, had they not been written off, expensed or fully depreciated, would have been reflected in the SSI Balance Sheet in accordance with the principles and accounting policies under which the SSI Balance Sheet was prepared;

          (iv) all Assets that are used primarily by the SSI Business acquired or received by LSI Logic or its Subsidiaries after the date of the SSI Balance Sheet that, had such Assets been acquired or received prior to the date of the SSI Balance Sheet, would have been reflected in SSI Balance Sheet in accordance with the principles and accounting policies under which the SSI Balance Sheet was prepared;

          (v) all Assets that are used primarily by the SSI Business at the Separation Date but are not reflected in the SSI Balance Sheet due to mistake or unintentional omission; provided, however, that no Asset shall be an SSI Asset requiring any transfer by LSI Logic unless SSI or its Subsidiaries have, on or before the second anniversary of the Separation Date, given LSI Logic or its Subsidiaries notice that such Asset is an SSI Asset;

          (vi) all SSI Contingent Gains;

          (vii) all SSI Contracts;

          (viii) all SSI Receivables;

          (ix) to the extent permitted by law and subject to the Indemnification and Insurance Matters Agreement, all rights of any member of the SSI Group under any of LSI Logic's Insurance Policies or other insurance policies issued by Persons unaffiliated with LSI Logic; and

          (x) all other Assets that are expressly contemplated by this Agreement, the Separation Agreement or any other Ancillary Agreement (or any other exhibit or schedule hereto or thereto) as Assets to be transferred to SSI or any other member of the SSI Group.

Notwithstanding the foregoing, the SSI Assets shall not include the Excluded Assets referred to in Section 1.2(b) below.

     (b) Excluded Assets. For the purposes of this Agreement, "Excluded Assets" shall mean:

          (i) all Assets that are expressly listed or described on Schedule 1.2(b)(i); and

          (ii) all other Assets that are expressly contemplated by the Separation Agreement, this Agreement or any other Ancillary Agreement (or the exhibits or schedules hereto or thereto) as Assets to be retained by LSI Logic or any other member of the LSI Logic Group.

     1.3  SSI Liabilities.

     (a) Included Liabilities. For the purposes of this Agreement, "SSI Liabilities" shall mean (without duplication) the following Liabilities, except as otherwise provided for in any other Ancillary Agreement:

          (i) all Liabilities that are expressly listed on Schedule 1.3(a)(i);

          (ii) all Liabilities reflected in the SSI Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the SSI Balance Sheet;

          (iii) all Liabilities of LSI Logic or its Subsidiaries that arise after the date of the SSI Balance Sheet that, had such Liability arisen before the date of the SSI Balance Sheet, would have been reflected in the SSI Balance Sheet in accordance with the same principles and accounting policies under which the SSI Balance Sheet was prepared, including any such Liabilities that are related primarily to the Assets described in Section 1.2(a)(iii) and Section 1.2(a)(iv);

          (iv) all Liabilities that are related primarily to the SSI Business at the Separation Date but are not reflected in the SSI Balance Sheet due to mistake or unintentional omission; provided, however, that no Liability shall be an SSI Liability unless LSI Logic or its Subsidiaries, on or before the second anniversary of the Separation Date, has given SSI or its Subsidiaries notice that such Liability is an SSI Liability;

          (v) all SSI Contingent Liabilities;

          (vi) all SSI Payables;

          (vii) all SSI Employment Liabilities;

          (viii) all Liabilities whether arising before, on or after the Separation Date, primarily relating to, arising out of or resulting from:

             (1) the operation of the SSI Business, as conducted at any time prior to, on or after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of LSI Logic or any LSI Logic Subsidiary, including SSI (whether or not such act or failure to act is or was within such Person's authority));

             (2) the operation of any business conducted by any member of the SSI Group at any time after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of LSI Logic or any LSI Logic Subsidiary, including SSI (whether or not such act or failure to act is or was within such Person's authority)); or

             (3) any SSI Assets;

          (ix) all Liabilities relating to, arising out of or resulting from any of the terminated, divested or discontinued businesses and operations listed or described on Schedule 1.3(a)(ix); and

          (x) all other Liabilities that are expressly contemplated by this Agreement, the Separation Agreement or any other Ancillary Agreement (or the exhibits or schedules hereto or thereto) as Liabilities to be retained or assumed by SSI or any member of the SSI Group, and all agreements, obligations and Liabilities of any member of the SSI Group under this Agreement or any of the Ancillary Agreements.

Notwithstanding the foregoing, the SSI Liabilities shall not include the Excluded Liabilities referred to in Section 1.3(b) below.

     (b) Excluded Liabilities. For the purposes of this Agreement, "Excluded Liabilities" shall mean:

          (i) all Liabilities that are expressly listed or described in Schedule 1.3(b)(i); and

          (ii) all other Liabilities that are expressly contemplated by this Agreement, the Separation Agreement or any other Ancillary Agreement (or the exhibits or schedules hereto or thereto) as Liabilities to be retained or assumed by LSI Logic or any other member of the LSI Logic Group, all LSI Logic Employment Liabilities and all agreements and obligations of any member of the LSI Logic Group under the Separation Agreement, this Agreement or any other Ancillary Agreement.

     1.4  Methods of Transfer and Assumption.

     (a) Terms of Other Ancillary Agreements Govern. The parties shall enter into the other Ancillary Agreements on or about the date of this Agreement, or as soon thereafter as practicable. To the extent that the transfer of any SSI Asset or the assumption of any SSI Liability is expressly provided for by the terms of any other Ancillary Agreement (including by not limited to any Assets allocated, assigned or transferred pursuant to the Intellectual Property Agreement), the terms of such other Ancillary Agreement shall effect and determine the manner of, such transfer or assumption. The transfer and assumption of all SSI Assets and SSI Liabilities hereunder shall be made effective as of the Separation Date; provided, however, the transactions contemplated by the Non-US Plan may require the transfer of certain Assets and the assumption of certain Liabilities to occur in such other manner and at such other time as shall be set forth in the Non-US Plan.

     (b) Mistaken Assignments and Assumptions. With respect to (i) Assets that the parties determine were transferred to SSI in contravention of this Agreement or the other Ancillary Agreements, or (ii) Liabilities that the parties determine were assumed by SSI in contravention of this Agreement or the other Ancillary Agreements, the parties shall cooperate in good faith to effect as promptly as practicable the transfer or re-transfer of such Assets, and/or the assumption or re-assumption of such Liabilities, to or by the appropriate party so as to effect the original intent of the parties hereto. Each party shall, in its sole discretion, either reimburse the other or make other financial adjustments (e.g., without limitation, cash reserves) or other adjustments to remedy any mistakes or omissions relating to any of the Assets transferred hereby or any of the Liabilities assumed hereby.

     (c) Documents Relating to Other Transfers of Assets and Assumption of Liabilities. Simultaneously with the execution and delivery hereof or as promptly as practicable thereafter, (i) LSI Logic shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, deed, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of LSI Logic's and its Subsidiaries' right, title and interest in and to the SSI Assets to SSI and (ii) SSI shall execute and deliver to LSI Logic and its Subsidiaries such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the SSI Liabilities by SSI. Notwithstanding the foregoing, with respect to those SSI Contracts for which the parties are allocating the benefits and burdens as of the Separation but not undertaking to assign to SSI, or have SSI assume, until the Distribution, such instructions of assignment assumption, or documentation of assignment, will be provided in connection with the Distribution.

     1.5  Governmental Approvals and Consents.

     (a) Transfer In Violation of Laws. If and to the extent that the valid, complete and perfected transfer assignment or novation to the SSI Group of any Assets intended to be SSI Assets would be a violation of applicable laws or require any consent or Governmental Approval in connection with the Separation, then, unless LSI Logic shall otherwise determine, the transfer, assignment or novation to the SSI Group, as the case may be, of such Assets shall be automatically deemed deferred and any such purported transfer, assignment or novation shall be null and void until such time as all legal impediments are removed and/or such consents or Governmental Approvals have been obtained. Notwithstanding the foregoing, if such Assets (or the benefits thereof) are available for use in the SSI Business, then such Assets shall still be considered SSI Assets for purposes of determining whether any Liability is an SSI Liability. Further, for each SSI Contract for which such consent is not obtained initially, the parties shall address that SSI Contract pursuant to
Section 1.8 hereof, and for other Assets, if such consents or Governmental Approvals shall have not been obtained within two years of the Separation Date, the parties shall use their reasonable commercial efforts to achieve an alternative solution in accordance with the parties' intentions.

     (b) Transfers Not Consummated Prior to Separation Date. If the transfer, assignment or novation of any Assets or Liabilities intended to be transferred or assigned hereunder, including pursuant to the Non-US Plan, is not consummated prior to or on the Separation Date, whether as a result of the provisions of
Section 1.5(a) or for any other reason, then the Person retaining such Asset or Liabilities shall thereafter hold such Asset or Liabilities for the use and benefit, insofar as reasonably possible, of the Person entitled thereto (at the expense of the Person entitled thereto). In addition, the Person retaining such Asset shall take such other actions as may be reasonably requested by the Person to whom such Asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such SSI Assets, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Assets, are to inure from and after the Separation Date to the SSI Group. If and when the consents and/or Governmental Approvals, the absence of which caused the deferral of transfer of any Asset pursuant to Section 1.5(a), are obtained, the transfer of the applicable Asset shall be effected in accordance with the terms of this Agreement and/or such other applicable Ancillary Agreement. With respect to SSI Contracts, if LSI Logic retains such SSI Contracts then Section 1.8 shall apply, in addition to
Section 1.6 and Section 1.7 and the other terms of this Agreement.

     (c) Expenses. The Person retaining an Asset due to the deferral of the transfer of such Asset shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by the Person entitled to the Asset, other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Asset.

     1.6 Nonrecurring Costs and Expenses. Notwithstanding anything herein to the contrary, any nonrecurring costs and expenses incurred by the parties hereto to effect the transactions contemplated hereby that are not allocated pursuant to the terms of the Separation Agreement, this Agreement or any other Ancillary Agreement shall be the responsibility of the party that incurs such costs and expenses.

     1.7  Novation of Assumed SSI Liabilities.

     (a) Reasonable Commercial Efforts. Each of LSI Logic and SSI shall use its reasonable commercial efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate (including with respect to any federal government contract) or assign any assumed rights and obligations under agreements, leases, licenses and other obligations or Liabilities (including SSI Other Financial Liabilities) of any nature whatsoever that constitute SSI Liabilities or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the SSI Group, so that, in any such case, SSI and its Subsidiaries shall be solely responsible for such Liabilities; provided, however, that neither LSI Logic, SSI nor their Subsidiaries shall be obligated to pay any consideration therefor to any third party from whom such consents, approvals, substitutions and amendments are requested.

     (b) Inability to Obtain Novation. If, after using its reasonable commercial efforts, LSI Logic or SSI is unable to obtain, or to cause to be obtained, any such required consent, approval, release, substitution or amendment, the applicable member of the LSI Logic Group shall continue to be bound by such agreements, leases, licenses and other obligations and, unless not permitted by law or the terms thereof (except to the extent expressly set forth in this Agreement, the Separation Agreement or any other Ancillary Agreement), SSI shall, as agent or subcontractor for LSI Logic or such other Person, as the case may be, pay, perform and discharge fully, or cause to be paid, transferred or discharged all the obligations or other Liabilities of LSI Logic or such other Person, as the case may be, thereunder from and after the date hereof. LSI Logic shall, without further consideration, pay and remit, or cause to be paid or remitted, to SSI or its appropriate Subsidiary promptly all money, rights and other consideration received by it or any member of its respective Group in respect of such performance (unless any such consideration is an Excluded Asset). If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, LSI Logic shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any member of its respective Group to SSI without payment of further consideration and SSI shall, without the payment of any further consideration, assume such rights and obligations.

     1.8 Shared Contracts and Certain SSI Contracts. For each Shared Contract, and for each SSI Contract for which a consent is required and not obtained, or for which the parties have determined to delay assignment of such SSI Contract until the Distribution, the parties shall determine a reasonable method of providing the benefits under such Shared Contract or SSI Contract to SSI from LSI Logic or, if applicable, to LSI Logic from SSI. Such method may include provision of services under a schedule to the Transition Services Agreement, a sub-license or another arrangement such as that described in Section 1.7(b), but in any event the parties shall share in the costs or fees under such Shared Contract or SSI Contract in proportion to the value of goods, services or IP such party receives out of the total value of goods, services or IP provided under such Shared Contract or SSI Contract. To the extent LSI Logic has the right to do so without Restriction, LSI Logic agrees to grant and hereby does grant SSI a sub-license under such Shared Contract or SSI Contract, of the same scope and subject to the same terms and conditions as SSI enjoys under such Shared Contract or SSI Contract prior to the Separation Date, to the extent a grant of such a sub-license is possible without a Restriction. Some Shared Contracts may be Shared Contracts between the Separation Date and the Distribution Date, but as of the Distribution Date shall become SSI Contracts; such Shared Contracts, if any, are identified on the appropriate schedule to this Agreement and such schedule shall be updated as necessary or appropriate.

     1.9 LSI Logic Contracts. Effective on the Separation Date, SSI hereby assigns, transfers, conveys and delivers to LSI Logic, and LSI Logic hereby accepts from SSI all of SSI's right, title and interest, if any, in each LSI Logic Contract. To the extent a consent or novation is required to fully transfer and assign such LSI Logic Contract to LSI Logic, the parties shall use their reasonable efforts to obtain such consent or novation.

                                   ARTICLE II

                                 MISCELLANEOUS

     2.1 Limitation of Liability. IN NO EVENT SHALL ANY MEMBER OF THE LSI LOGIC GROUP OR SSI GROUP BE LIABLE TO ANY OTHER MEMBER OF THE LSI LOGIC GROUP OR SSI GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EITHER PARTY'S INDEMNIFICATION OBLIGATIONS AS SET FORTH IN THE INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT.

     2.2 Entire Agreement. This Agreement, the Separation Agreement, the other Ancillary Agreements and the exhibits and schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

     2.3 Governing Law. This Agreement shall be construed in accordance with, and all Disputes hereunder shall be governed by, the laws of the State of California, excluding its conflict of law rules, and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section 2.4 below.

     2.4 Dispute Resolution. Any Disputes under this Agreement shall be addressed using the same procedure set forth in the Separation Agreement.

     2.5 Notices. Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties at the following addresses:

    if to LSI Logic:  LSI Logic Corporation
                      1621 Barber Lane
                      Milpitas, CA 95035
                      Attention: General Counsel
                      Fax: (408) 433-6896

    if to SSI:        LSI Logic Storage Systems, Inc.
                      1621 Barber Lane
                      Milpitas, CA 95035
                      Attention: General Counsel
                      Fax: (408) 433-8323

or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

     2.6 Counterparts. This Agreement, including the exhibits and schedules hereto, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     2.7 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors in interest, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each member of the LSI Logic Group and each member of the SSI Group. Neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void. Any permitted assignee shall agree to perform the obligations of the assignor of this Agreement, and this Agreement shall inure to the benefit of and be binding upon any permitted assignee.

     2.8 Severability. If any term or other provision of this Agreement or the exhibits or schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

     2.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise or waiver of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the exhibits or schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     2.10 Amendment. No change or amendment shall be made to this Agreement or the exhibits or schedules attached hereto except by an instrument in writing signed on behalf of each of the parties to such agreement.

     2.11 Interpretation. The headings contained in this Agreement, in any exhibit or schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any exhibit or schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an article, section, exhibit or schedule, such reference shall be to an article or section of, or an exhibit or schedule to, this Agreement, unless otherwise indicated.

     2.12 Conflicting Agreements. Except as otherwise provided herein, in the event of conflict between this Agreement and any other Ancillary Agreement (excluding for this purpose the Separation Agreement) or other agreement executed in connection herewith, the provisions of such other agreement shall prevail.

                                  ARTICLE III

                                  DEFINITIONS

     3.1 Action. "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding, mediation or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal.

     3.2 Ancillary Agreement. "Ancillary Agreement" has the meaning set forth in the Separation Agreement.

     3.3 Assets. "Assets" means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

     (a) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

     (b) all apparatus, computers and other electronic data processing equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property, but excluding fixtures, machinery, equipment, furniture and office equipment;

     (c) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

     (d) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise;

     (e) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; and all other investments in securities of any Person;

     (f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;

     (g) all deposits, letters of credit and performance and surety bonds;

     (h) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

     (i) all IP and licenses from third Persons granting the right to use any IP;

     (j) to the extent not included in Section 3.3(i), all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

     (k) to the extent not included in Section 3.3(i), all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

     (l) all prepaid expenses, trade accounts and other accounts and notes receivables;

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

     (m) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

     (n) all rights under Insurance Policies and all rights in the nature of insurance, indemnification or contribution;

     (o) all licenses (including radio and similar licenses), permits, approvals and authorizations which have been issued by any Governmental Authority;

     (p) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

     (q) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

     3.4 Contracts. "Contracts" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

     3.5  Dispute.  "Dispute" has the meaning set forth in the Separation
Agreement.

     3.6 Distribution. "Distribution" shall mean a distribution of SSI stock by LSI Logic to LSI Logic's shareholders in a transaction intended to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended from time to time.

     3.7 Distribution Date. "Distribution Date" means the effective date of a Distribution.

     3.8 Employee Matters Agreement. "Employee Matters Agreement" means the Employee Matters Agreement attached as Exhibit C to the Separation Agreement.

     3.9  Excluded Assets.  "Excluded Assets" has the meaning set forth in
Section 1.2(b) hereof.

     3.10 Excluded Liabilities. "Excluded Liabilities" has the meaning set forth in Section 1.3(b) hereof.

     3.11 Governmental Approvals. "Governmental Approvals" has the meaning set forth in the Separation Agreement.

     3.12 Governmental Authority. "Governmental Authority" has the meaning set forth in the Separation Agreement.

     3.13 Indemnification and Insurance Matters Agreement. "Indemnification and Insurance Matters Agreement" means the Indemnification and Insurance Matters Agreement attached as Exhibit D to the Separation Agreement.

     3.14 Insurance Policies. "Insurance Policies" has the meaning set forth in the Indemnification and Insurance Matters Agreement.

     3.15 IP. "IP" has the meaning set forth in the Intellectual Property Agreement.

     3.16 Intellectual Property Agreement. "Intellectual Property Agreement" means the Intellectual Property Agreement attached as Exhibit B to the Separation Agreement.

     3.17 LSI Logic Contracts. "LSI Logic Contracts" means those Contracts that may be related to the SSI Business, or to which SSI may be a party, but that are primarily related to LSI Logic's retained businesses; the material items of which are set forth on Schedule 3.17. LSI Logic Contracts excludes any contracts that are listed as License Agreements under the Intellectual Property Agreement.

     3.18 LSI Logic Employees. "LSI Logic Employees" has the meaning set forth in the Employee Matters Agreement.

     3.19 LSI Logic Employment Liabilities. "LSI Logic Employment Liabilities" means all employment-related Liabilities by or regarding LSI Logic Employees and all employment-related Liabilities by or regarding SSI Employees that arise out of facts, acts or omissions occurring prior to the Distribution Date.

     3.20 LSI Logic Group. "LSI Logic Group" has the meaning set forth in the Separation Agreement.

     3.21 LSI Logic Storage Business. "LSI Logic Storage Business" has the meaning set forth in the Intellectual Property Agreement.

     3.22 Liabilities. "Liabilities" means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

     3.23 Non-US Plan. "Non-US Plan" has the meaning set forth in the Separation Agreement.

     3.24 Other Financial Liabilities. "Other Financial Liabilities" mean all liabilities, obligations, contingencies, instruments and other Liabilities of any member of the LSI Logic Group of a financial nature with third parties existing on the date hereof or entered into or established between the date hereof and the Separation Date, including any of the following:

     (a) foreign exchange contracts;

     (b) letters of credit;

     (c) guarantees of third party loans to customers;

     (d) surety bonds (excluding surety for workers' compensation self-insurance);

     (e) interest support agreements on third party loans to customers;

     (f) performance bonds or guarantees issued by third parties;

     (g) swaps or other derivatives contracts; and

     (h) recourse arrangements on the sale of receivables or notes.

     3.25  Person.  "Person" has the meaning set forth in the Separation
Agreement.

     3.26 Restriction. "Restriction" has the meaning set forth in the Intellectual Property Agreement.

     3.27 Security Interest. "Security Interest" means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

     3.28 Separation. "Separation" has the meaning set forth in the Recitals hereof.

     3.29 Separation Agreement. "Separation Agreement" has the meaning set forth in the Recitals hereof.

     3.30 Separation Date. "Separation Date" means the effective date and time of each transfer of property, assumption of liability, license, undertaking, or agreement in connection with the Separation, which shall be 12:01 a.m., Pacific Time, December 31, 2003, or such date as may be fixed by the Board of Directors of LSI Logic.

     3.31 Shared Contracts. "Shared Contracts" means those contracts between either SSI and a third party or LSI Logic and a third party that the parties have identified should be either allocated to LSI Logic and shared with SSI or allocated to SSI and shared with LSI Logic, the material items of which are set forth on Schedule 3.31 hereto, excluding any LSI Logic Contracts and excluding any contract listed as a License Agreement under the Intellectual Property
Agreement:

     (a) Contracts initially identified as SSI Contracts, but for which the parties are unable to effect a transfer, assignment or novation pursuant to the terms and under the conditions in this Agreement;

     (b) Contracts to which LSI Logic or a Subsidiary of LSI Logic is a party as of the Separation Date, that are used in or related to the SSI Business and also used in or related to one of LSI Logic's businesses; and

     (c) Contracts to which SSI or a Subsidiary of SSI is a party as of the Separation Date, that are used in or related to the LSI Logic Storage Business or another of LSI Logic's retained businesses, and also used in or related to the SSI Business.

     3.32 SSI Assets. "SSI Assets" has the meaning set forth in Section 1.2(a) hereof.

     3.33 SSI Balance Sheet. "SSI Balance Sheet" means the audited consolidated balance sheet (including the notes thereto) of the SSI Business as of December 31, 2003.

     3.34 SSI Business. "SSI Business" has the meaning set forth in the Intellectual Property Agreement.

     3.35 SSI Contingent Gain. "SSI Contingent Gain" means any claim or other right, other than any matters relating to Taxes (which are governed by the Tax Sharing Agreement), of a member of the LSI Logic Group or the SSI Group that primarily relates to the SSI Business, whenever arising, against any Person other than a member of the LSI Logic Group or the SSI Group, if and to the extent that (i) such claim or right arises out of the events, acts or omissions occurring on or prior to the Separation Date (based on then existing law) and
(ii) the existence or scope of the obligation of such other Person as of the Separation Date was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Separation Date or as a result of the failure of such claim or other right to have been discovered or asserted as of the Separation Date. A claim or right meeting the foregoing definition shall be considered an SSI Contingent Gain regardless of whether there was any Action pending, threatened or contemplated as of the Separation Date with respect thereto. In the case of any claim or right a portion of which arises out of events, acts or omissions occurring prior to the Separation Date and a portion of which arises out of events, acts or omissions occurring on or after the Separation Date, only that portion that arises out of events, acts or omissions occurring prior to the Separation Date shall be considered an SSI Contingent Gain. For purposes of the foregoing, a claim or right shall be deemed to have accrued as of the Separation Date if all the elements of the claim necessary for its assertion shall have occurred on or prior to the Separation Date, such that the claim or right, were it asserted in an Action on or prior to the Separation Date, would not be dismissed by a court on ripeness or similar grounds.

     3.36 SSI Contingent Liability. "SSI Contingent Liability" means any Liability, other than Liabilities for Taxes (which are governed by the Tax Sharing Agreement), of a member of the LSI Logic Group or the SSI Group that primarily relates to the SSI Business, whenever arising, to any Person other than a member of the LSI Logic Group or the SSI Group, if and to the extent that
(i) such Liability arises out of the events, acts or omissions occurring on or prior to the Separation Date and (ii) the existence or scope of the obligation of a member of the LSI Logic Group or the SSI Group as of the Separation Date with respect to such Liability was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Separation Date or as a result of the failure of such Liability to have been discovered or asserted as of the Separation Date (it being understood that the existence of a litigation or other reserve with respect to any Liability shall not be sufficient for such Liability to be considered acknowledged, fixed or determined). In the case of any such Liability a portion of which arises out of events, acts or omissions occurring prior to the Separation Date and a portion of which arises out of events, acts or omissions occurring on or after the Separation Date, only that portion that arises out of events, acts or omissions occurring prior to the Separation Date shall be considered an SSI Contingent Liability. For purposes of the foregoing, a Liability shall be deemed to have arisen out of events, acts or omissions occurring prior to the Separation Date if all the elements necessary for the assertion of a claim with respect to such Liability shall have occurred on or prior to the Separation Date, such that the claim, were it asserted in an Action on or prior to the Separation Date, would not be dismissed by a court on ripeness or similar grounds. For purposes of clarification of the foregoing, the parties agree that no Liability relating to, arising out of or resulting from any obligation of any Person to perform the executory portion of any contract or agreement existing as of the Separation Date, or to satisfy any obligation accrued under any Plan (as defined in the Employee Matters Agreement) as of the Separation Date, shall deemed to be an SSI Contingent Liability.

     3.37 SSI Contracts. "SSI Contracts" means the following contracts and agreements to which LSI Logic is a party or by which it or any of its Assets is bound, whether or not in writing, the material items of which are set forth in the attached Schedule 3.37, except for any such contract or agreement that is a Shared

Contract, an LSI Logic Contract, is contemplated to be retained by LSI Logic or any member of the LSI Logic Group pursuant to any provision of this Agreement or any other Ancillary Agreement, or is listed as a License Agreement under the Intellectual Property Agreement:

     (a) any contract or agreement entered into in the name of, or expressly on behalf of, any division or business unit of SSI;

     (b) any contract or agreement that relates primarily to, or the Assets obtained thereunder are used primarily in, the SSI Business;

     (c) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement, the Separation Agreement or any of the other Ancillary Agreements to be assigned to SSI, including without limitation those on the attached Schedule 3.37;

     (d) any guarantee, indemnity, representation, warranty or other Liability of any member of the SSI Group or the LSI Logic Group in respect of any other SSI Contract, any SSI Liability or the SSI Business (including guarantees of financing incurred by customers or other third parties in connection with purchases of products or services from the SSI Business); and

     (e) any SSI Other Financial Liability.

     3.38 SSI Employees. "SSI Employees" has the meaning set forth in the Employee Matters Agreement.

     3.39 SSI Employment Liabilities. "SSI Employment Liabilities" means all employment-related Liabilities regarding SSI Employees that arise out of facts, acts or omissions occurring on or after the Distribution Date relating to, arising out of, or resulting from their employment with SSI.

     3.40 SSI Group. "SSI Group" has the meaning set forth in the Separation Agreement.

     3.41  SSI Liabilities.  "SSI Liabilities" has the meaning set forth in
Section 1.3(a) hereof.

     3.42 SSI Payables. "SSI Payables" means all accounts payable and other obligations of payment for goods or services purchased, leased or otherwise received in the conduct of the SSI Business that as of the Separation Date are payable to a third Person by LSI Logic or any of LSI Logic's Subsidiaries (including SSI), whether past due, due or to become due, including any interest, sales or use taxes, finance charges, late or returned check charges and other obligations of LSI Logic or any of LSI Logic's Subsidiaries with respect thereto.

     3.43 SSI Receivables. "SSI Receivables" means all accounts receivable and other rights to payment for goods or services sold, leased or otherwise provided in the conduct of the SSI Business that as of the Separation Date are payable by a third Person to LSI Logic or any of LSI Logic's Subsidiaries (including SSI), whether past due, due or to become due, including any interest, sales or use taxes, finance charges, late or returned check charges and other obligations of the account debtor with respect thereto, and any proceeds of any of the foregoing.

     3.44 Subsidiary. "Subsidiary" has the meaning set forth in the Separation Agreement.

     3.45  Taxes.  "Taxes" has the meaning set forth in the Tax Sharing
Agreement.

     3.46 Tax Sharing Agreement. "Tax Sharing Agreement" means the Tax Sharing Agreement attached as Exhibit E to the Separation Agreement.

     3.47 Transition Services Agreement. "Transition Services Agreement" means the Transition Services Agreement attached as Exhibit F to the Separation Agreement.

                [remainder of the page intentionally left blank]

     IN WITNESS WHEREOF, the parties have signed this General Assignment and Assumption Agreement effective as of the date first set forth above.

LSI LOGIC CORPORATION                           LSI LOGIC STORAGE SYSTEMS, INC.

         By: /s/ WILFRED J. CORRIGAN            By: /s/ THOMAS GEORGENS
---------------------------------------------       -----------------------------------------
        Name:    Wilfred J. Corrigan                Name:    Thomas Georgens
           Title:  Chairman/C.E.O.                  Title:  President

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